Nasdaq Symbol

USPI

January 2003

SAFE HARBOR STATEMENT

This presentation contains forward-looking statements, including those regarding United Surgical Partners International, Inc. and the services it provides. Investors are cautioned not to place an undue reliance on these forward-looking statements, which will speak only as of the date of this presentation. United Surgical Partners International, Inc. undertakes no obligation to publicly revise these forward looking statements.

COMPANY OVERVIEW

•       Leading operator of short stay surgical facilities in the US and Western Europe

•       Strategic relationships with leading not-for-profit healthcare systems

•       Attractive case and payor mix with minimal exposure to government reimbursement

•       Strong same facility revenue growth and EBITDA growth

•       Experienced management team focusing on facility level operating discipline

FACILITIES

64 surgical facilities  world-wide

FAVORABLE REVENUE AND PAYOR MIX

3Q02 YTD Revenue Mix	3Q02 YTD Payor Mix

Low risk cash flows from high margin specialties and reliable payors

INDUSTRY OVERVIEW

RAPIDLY GROWING MARKET

U.S. Outpatient Surgery Market

(Surgeries in thousands)

Outpatient surgery has grown from 15% to over 70% of all surgeries since 1980

OPPORTUNITIES IN WESTERN EUROPE

• Approximately 20% of population accesses the private healthcare market

• Physician-driven healthcare

• Contracting with payors requires critical mass and efficient operations

• Limited competition

• Inherent limitations of National Health Systems

GROWTH STRATEGY

FOCUS ON INTERNAL GROWTH

Same Facility Results

Domestic Surgical Cases	Western Europe Net Revenue
(in thousands)	($ in millions)

Long-term Case Growth of 7-  9%

STRONG FACILITY OPERATIONS

USPI EDGE — Every Day Giving Excellence

•       Efficient case scheduling maximizes physician productivity

- 18% decrease in turnover time over a six-month period

•       Staffing flexibility — reduces daily costs

- 10% decrease in worked hours per case over a six-month period

•       Salaries, wages and benefits are 27% of total net revenues

Emphasis on facility operations drives margin improvement

PRICING TRENDS

Third Quarter YTD 2002 same facility results

Western Europe Net Revenue/
U. S. Net Revenue/Case	Adjusted Admission

JV CASE STUDY

Same Facility Results

18 total centers

DEVELOPMENT STRATEGY

USPI will continue to implement a two-pronged development strategy

•       Add new joint venture partners

- Leading not-for-profit healthcare systems

- Physicians

•       Add facilities in existing markets

- De Novos

- Acquisitions

HEALTHCARE SYSTEM PARTNERS

Promotes physician loyalty	Leverages USPI’s expertise	Vehicle for expanding network

STRONG RETURNS ON INVESTMENT

De Novo Development Profile

•       EBITDA positive in first year

•       Age: 1-4 years old

•       Number of facilities: 10

•       Annualized 1H2002 facility revenue: $7.4 million

•       Average total equity invested: $2.9 million

•       Average facility EBITDA margins: 34%

81% (pre-management fee) 2002 return on equity

FINANCIAL OVERVIEW

SAME FACILITY EBITDA MARGINS

2001	3Q02 YTD

REVENUE MODEL

RAPID REVENUE GROWTH

($ in millions)

RAPID EBITDA GROWTH

($ in millions)

CAPITALIZATION TO SUPPORT CONTINUED GROWTH

($ in millions)

	Sept. 2002	PF Sept. 2002 (1)
Cash and Equivalents	$32.1	$64.8
Senior Debt	$132.9	$116.5
Subordinated Debt	148.9	148.9
Total Debt	$281.8	$265.4
Total Shareholders’ Equity	258.7	307.8
Total Capitalization	$540.5	$573.2

(1) Pro forma For $49.1 million of net proceeds from follow-on equity offering.

CASH FLOW ANALYSIS

($ in millions)

9 Months YTD
Cash Flow from Operations	$45.2
Maintenance Capex	11.7
33.5
Expansion Capex	7.2
De Novo Capex	1.6
Net Change in Ownership	3.8
Cash Available for Acquisitions	$20.9

Acquisitions to Date (8)	$34.4

MILEPOSTS FOR SUCCESS

Nasdaq Symbol

USPI